Exhibit 99.1


                        Jack Binion to Join Wynn Resorts


LAS VEGAS--(BUSINESS WIRE)--July 27, 2006--Wynn Resorts, Limited (Nasdaq: WYNN) announced today that Jack Binion, one of America's most highly respected gaming executives and developers, has been appointed Chairman of Wynn International, acting as the senior executive for the Company's Asian operations and development. In making the announcement, Stephen A. Wynn, Chairman of Wynn Resorts, Limited, commented that, "The decades of experience and unparalleled success that Jack brings to our Company is extraordinary. Jack takes his place in the Company at a moment in our history that is truly auspicious. He will lend his direction and maturity to Wynn Macau, opening in just 40 days. Jack's guidance will greatly enhance our ability to deal with the challenges that we face as a fledgling operator in China. We face our future in China with humility and great anticipation and, in the company of Mr. Binion, great confidence as well."

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Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip which opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. Wynn Resorts, Limited is currently constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China. Wynn Macau is scheduled to open in September 2006 (www.wynnmacau.com).




SOURCE:
Wynn Resorts, Limited
CONTACT: Samanta Stewart, 702-770-7555